Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

($ in millions)

	Year Ended March 31, 2003	Period from April 1, 2003 to December 17, 2003	Period from Inception (December 18, 2003) to March 31, 2004	Year Ended March 31, 2005	Year Ended March 31, 2006	Year Ended March 31, 2007	Fiscal Quarter Ended July 1, 2006	Fiscal Quarter Ended June 30, 2007
Earnings:
Income (loss) before income taxes from continuing operations	64.8	33.0	(2.1)	4.2	5.0	(6.6)	(4.6)	(2.6)
Interest expense	1.0	0.5	12.0	35.1	38.3	40.5	9.9	10.0
Interest factor of rentals	0.8	0.6	0.2	0.7	0.9	0.9	0.2	0.2
Amortization of deferred financing costs	—	—	0.7	2.1	2.0	2.5	0.6	0.7

Earnings as adjusted	66.6	34.1	10.8	42.1	46.2	37.3	6.1	8.3
Fixed Charges:
Interest expense	1.0	0.5	12.0	35.1	38.3	40.5	9.9	10.0
Interest factor of rentals	0.8	0.6	0.2	0.7	0.9	0.9	0.2	0.2
Amortization of deferred financing costs	—	—	0.7	2.1	2.0	2.5	0.6	0.7

Fixed Charges	1.8	1.1	12.9	37.9	41.2	43.9	10.7	10.9
Ratio of Earnings to Fixed Charges	37.0x	31.0x	—	1.1x	1.1x	—	—	—